UNITED STATES SECURITIES
AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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NATIONAL ENERGY GROUP, INC.

(Name of Registrant As Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL ENERGY GROUP, INC.
4925 Greenville Avenue, Suite 1400
Dallas, Texas 75206

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 2, 2005

To Our Shareholders:

          The annual meeting of shareholders of National Energy Group, Inc., a Delaware corporation (the “Company” and sometimes referred to with the pronouns “we”, “us” and “our” for convenience), will be held in the Park Central Room, Radisson Hotel Central Dallas, 6060 North Central Expressway, Dallas, Texas 75206 at 9:00 a.m., Central Time, on June 2, 2005, to consider and vote on the following matters as described in this notice and the accompanying Proxy Statement:

          1. To elect five members of the Board of Directors of our Company to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

          2. To consider and vote upon a proposal to ratify the selection of Grant Thornton LLP as our Company’s independent auditors for the current fiscal year ending December 31, 2005; and

          3. To transact such other business as may properly come before the meeting or any adjournments.

          The Board of Directors has fixed the close of business on April 8, 2005 as the record date for determination of those shareholders entitled to vote, and only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting. At April 29, 2005, there were 11,190,650 shares of common stock issued and outstanding. A list of shareholders entitled to vote at the meeting will be available for inspection during normal business hours at our principal executive offices located at 4925 Greenville Avenue, Suite 1400, Dallas, Texas 75206. Our transfer agent, Wells Fargo Bank, Minnesota, N.A., has been designated as the Inspector of Elections for the meeting.

          The approximate date on which this Proxy Statement is being mailed to shareholders is on or about May 2, 2005. Shareholders who execute proxies may revoke them at any time prior to their being exercised by providing written notice to us and by delivering another proxy card at any time prior to the meeting. Mere attendance at the meeting will not revoke a proxy, but any shareholder present at the meeting may revoke his or her proxy and vote in person. Any duly executed proxy card on which a vote is not indicated (except broker non-votes expressly indicating a lack of discretionary authority to vote) will be deemed a vote (i) FOR all the nominees for director, and (ii) FOR the ratification of Grant Thornton LLP as our auditors during 2005.

          To assure representation at the meeting, shareholders are urged to sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she previously returned a proxy.

By Order of the Board of Directors
Philip D. Devlin
Vice President, General Counsel and Secretary

May 2, 2005

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1 — DIRECTOR ELECTION PROPOSAL
PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
OTHER BUSINESS
ANNUAL REPORT
ANNEX “A”

NATIONAL ENERGY GROUP, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

JUNE 2, 2005

4925 Greenville Avenue, Suite 1400
Dallas, Texas 75206
(214) 692-9211
(Principal Executive Offices)

Solicitation of Proxies

          This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of National Energy Group, Inc. (the “Company” and sometimes referred to with the pronouns “we”, “us” and “our” for convenience) to be voted at the annual meeting of shareholders to be held in the Park Central Room, Radisson Hotel Central Dallas, 6060 north Central Expressway, Dallas, Texas 75206 on June 2, 2005 at 9:00 a.m., Central Time and at any adjournments. This Proxy Statement and the enclosed form of proxy are being sent on or about May 2, 2005 to our shareholders of record who held common stock as of April 8, 2005.

          At the meeting, the shareholders will be asked to consider and vote upon (i) a proposal to elect five nominees as directors of our Company to serve until the next annual meeting of shareholders to be held in 2006, or until their successors have been duly elected and qualified; (ii) a proposal to ratify the selection of Grant Thornton LLP as our independent auditors for the current fiscal year ending December 31, 2005; and (iii) any other business as may properly come before the meeting. The Board of Directors unanimously recommends that the shareholders vote (i) FOR all nominees for director, and (ii) FOR the ratification of Grant Thornton LLP as our auditors during 2005.

Record Date and Outstanding Shares

          Only shareholders of record at the close of business on April 8, 2005, as shown in the Company’s records, will be entitled to vote, or to grant proxies to vote, at the annual meeting. On April 29, 2005, there were outstanding 11,190,650 shares of common stock, $.01 par value, held by shareholders entitled to vote at the meeting.

This Proxy Statement is dated May 2, 2005.

Introduction

     We are a management company engaged in the business of managing the exploration, development, production and operations of natural gas and oil properties, primarily located in Texas, Oklahoma, Arkansas and Louisiana (both onshore and in the Gulf of Mexico). We manage the oil and gas operations of NEG Operating LLC (“Operating LLC”), TransTexas Gas Corporation (“TTG”) and Panaco, Inc. (“Panaco”), all of which are affiliated entities. Our principal assets are our 50% membership interest in NEG Holding LLC (“Holding LLC”), and the management agreements with Operating LLC, TTG and Panaco described below.

     We were incorporated under the laws of the State of Delaware on November 20, 1990 and, prior to February, 1999, operated as an independent natural gas and oil company engaged in the exploration, development, exploitation and acquisition of natural gas and oil reserves in North America. In February 1999, we were placed under involuntary, court ordered bankruptcy protection. We jointly proposed, with the official committee of unsecured creditors, a Plan of Reorganization (the “Plan of Reorganization”) which became effective on August 4, 2000. The final decree closing the case became effective December 13, 2001. Accordingly, we have effectively settled all matters relating to our bankruptcy proceeding.

Ownership and Control of Outstanding Stock

     American Real Estate Holdings L.P. (“AREH”) owns 50.1% of our outstanding common stock as of December 31, 2004. The general partner of AREH, American Property Investors, Inc. (“API”) is indirectly wholly owned by Carl C. Icahn. As such, we may be deemed to be controlled by an affiliate of Mr. Icahn and his affiliated entities. Certain members of our Board of Directors have affiliations with various affiliates of AREH, including Arnos Corp. (“Arnos”), High River Limited Partnership (“High River”), American Real Estate Partners, LLP (“AREP”), which owns 99% of AREH, API, High Coast Limited partnership (“High Coast”), Cadus Pharmaceutical Corporation (“Cadus”) and Greenville Holding LLC (“Greenville”). Mr. Martin L. Hirsch is the Executive Vice President of AREH. Mr. Robert J. Mitchell was an employee of affiliates of Arnos and High River, until he retired effective November 1, 2004. Mr. Jack G. Wasserman is a member of the board of directors for both API and Cadus and a member of the API audit committee. Mr. Icahn is the largest single shareholder of Cadus. Arnos, High Coast, High River, API, Greenville, AREP and AREH are entities affiliated with Mr. Icahn. Our policy is to engage in transactions with related parties on terms that in our opinion, are no less favorable to our company than could be obtained from unrelated parties.

     On January 21, 2005, AREP entered into an agreement to purchase Gascon’s managing membership interest in Holding LLC, including Gascon’s option to redeem our interest in Holding LLC. As of April 29, 2005, AREP had not consummated this transaction. (See, also, the discussion of certain Relationships and Related Transactions below.)

NEG Holding LLC

     As mandated by the Plan of Reorganization and the Bankruptcy Court, on September 12, 2001, but effective May 1, 2001, as specified in greater detail below, we contributed all of our operating assets and oil and natural gas properties excluding cash of $4.3 million to Holding LLC, a Delaware limited liability company which was formed in August 2000. In exchange we received an initial 50% membership interest in Holding LLC. Gascon, an entity owned or controlled by Carl C. Icahn, contributed certain assets to Holding LLC in exchange for an initial 50% ownership interest. Holding LLC is controlled by the managing member (currently Gascon). Effective May 1, 2001, Holding LLC contributed the majority of its assets and liabilities to Operating LLC, a 100% owned subsidiary of Holding LLC. Concurrently, we entered into a management and operating agreement to manage the operations of Operating LLC.

     In exchange for our 50% membership interest in Holding LLC, we contributed to Holding LLC current assets of $11.5 million, net oil and natural gas assets of $85.0 million and other assets of $4.8 million. The liabilities assumed by Holding LLC were current liabilities of $4.2 million, an intercompany payable to Gascon of $4.8 million and long-term liabilities of $1.0 million. All amounts reflect book value at the date of contribution.

     In exchange for its initial 50% membership interest in Holding LLC, Gascon contributed:

     1. Its sole membership interest in Shana National LLC, an oil and natural gas producing company,

     2. Cash of $75.2 million, and

     3. A $10.9 million revolving note evidencing borrowings under our previous revolving credit facility issued to Arnos

     All of the oil and natural gas assets that we contributed and all of the oil and natural gas assets associated with Gascon’s contribution to Holding LLC were transferred from Holding LLC to Operating LLC on September 12, 2001, effective as of May 1, 2001.

The Holding LLC Operating Agreement

     Holding LLC is governed by an operating agreement effective as of May 12, 2001, which provides for management of Holding LLC by Gascon and distributions to us and Gascon based on a prescribed order of distributions described below (the “Holding LLC Operating Agreement”).

Order of Distributions

     Pursuant to the Holding LLC Operating Agreement, distributions from Holding LLC to us and Gascon shall be made in the following order:

     1. Guaranteed payments (“Guaranteed Payments”) are to be paid to us, calculated on an annual interest rate of 10.75% on the outstanding priority amount (the “Priority Amount”). The Priority Amount includes all outstanding debt owed to entities owned or controlled by Mr. Carl C. Icahn, including the amount of our 10.75% Senior Notes (the “Senior Notes”). As of December 31, 2004, the Priority Amount was $148.6 million. The Guaranteed Payments are made on a semi-annual basis.

     2. The Priority Amount is to be paid to us. Such payment is to occur by November 6, 2006.

     3. An amount equal to the Priority Amount and all Guaranteed Payments paid to us, plus any additional capital contributions made by Gascon, less any distributions previously made by Holding LLC to Gascon, is to be paid to Gascon.

     4. An amount equal to the aggregate annual interest (calculated at prime plus 1/2% on the sum of the Guaranteed Payments), plus any unpaid interest for prior years (calculated at prime plus 1/2% on the sum of the Guaranteed Payments), less any distributions previously made by Holding LLC to Gascon, is to be paid to Gascon.

     5. After the above distributions have been made, any additional distributions will be made in accordance with the ratio of Gascon’s and our respective capital accounts, as defined in the Holding LLC Operating Agreement.

     We anticipate that the Priority Amount to be received by us will be used to pay off our indebtedness (currently held by entities owned or controlled by Carl C. Icahn). The Guaranteed Payments are expected to be sufficient to make the interest payments on our Senior Notes. Because of the continuing substantial uncertainty that there would be any residual value in Holding LLC after the Guaranteed Payments and Priority Amount distributions, no income other than the accretion is currently being given accounting recognition. Our investment in Holding LLC will be reduced to zero upon collection of the Priority Amount in 2006. After that date, we will continue to monitor payments made to Gascon and, at such time as it would appear that there is any residual value to our 50% interest in Holding LLC, it would receive accounting recognition. To date, we believe that the 50% interest in Holding LLC represents a residual interest that is currently valued at zero. We account for our residual equity investment in Holding LLC in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”.

Redemption Provision in the Holding LLC Operating Agreement

     The Holding LLC Operating Agreement contains a provision that allows Gascon, or its successor, at any time, in its sole discretion, to redeem our membership interest in Holding LLC at a price equal to the fair market value of such interest determined as if Holding LLC had sold all of its assets for fair market value and liquidated. A determination of the fair market value of such assets shall be made by an independent third party jointly engaged by Gascon and us. Since all of our previously owned operating assets and oil and natural gas properties have been contributed to Holding LLC, following such a redemption, our principal assets would consist solely of cash balances.

     In the event that such redemption right is exercised and if there is a subsequent liquidation and distribution of the proceeds, we may be obligated to use the proceeds that we would receive for our redeemed membership interest to pay outstanding indebtedness and operating expenses before the distribution of any portion of such proceeds could be made to our shareholders. Following the payment of our indebtedness, including the outstanding balance of $148.6 million as of December 31, 2004 relating to the Senior Notes and our operating expenses, there is a substantial risk that there will be no proceeds remaining for distribution to our shareholders. It is the present intention of Holding LLC to continue to conduct oil and natural gas drilling and development activities in the ordinary course of business and to seek additional reserves.

The Reorganized Company

     As a result of the foregoing transactions and as mandated by the Plan of Reorganization effective May 12, 2001, our principal assets were our remaining cash balances, accounts receivable from affiliates, deferred tax asset and our initial 50% membership interest in Holding LLC. Our principal liabilities at that time were the $10.9 million outstanding under our then existing $25 million revolving credit facility with Arnos and our Senior Notes and long-term interest payable on Senior Notes. None of our employees transferred to Holding LLC or Operating LLC. We remain highly leveraged following confirmation of the Plan of Reorganization and entry of the final decree closing the Bankruptcy Proceeding. Further, as a result of the terms and conditions of the various agreements related to the payment of the Priority Amount and the Guaranteed Payments (plus accrued interest thereon) to Gascon, there is a substantial risk that there will be no proceeds remaining for distribution to our shareholders.

The Operating LLC Management Agreement

     We have undertaken the management and operation of Operating LLC pursuant to a Management Agreement (the “Management Agreement”) which we have entered into with Operating LLC. However, neither our management nor our directors control the strategic direction of Operating LLC’s oil and natural gas business, including oil and natural gas drilling and capital investments, which is controlled by the managing member of Holding LLC (currently Gascon). The Management Agreement provides that we will manage Operating LLC’s oil and natural gas assets and business until the earlier of November 1, 2006, or such time as Operating LLC no longer owns any of the managed oil and natural gas properties. Our employees conduct the day-to-day operations of Operating LLC’s oil and natural gas properties, and all costs and expenses incurred in the operation of the oil and natural gas properties are borne by Operating LLC; although the Management Agreement provides that the salary of our Chief Executive Officer shall be 70% attributable to the managed oil and natural gas properties, and the salaries of each of the General Counsel and Chief Financial Officer shall be 20% attributable to the managed oil and natural gas properties.

     In exchange for our management services, Operating LLC pays us a management fee equal to 115% of the actual direct and indirect administrative and reasonable overhead costs that we incur in operating the oil and natural gas properties. We or Operating LLC may seek to change the management fee within the range of 110%-115% as such change is warranted. However, the parties have agreed to consult with each other to ensure that such administrative and reasonable overhead costs attributable to the managed properties are properly reflected in the management fee paid to us. In addition, Operating LLC has agreed to indemnify us to the extent we incur any liabilities in connection with our operation of the assets and properties of Operating LLC, except to the extent of our gross negligence or misconduct. We recorded $6.6 million and $6.2 million in management fee income for the years ended December 31, 2003 and 2004, respectively under this agreement.

The TransTexas Management Agreement

     On August 28, 2003, we entered into an agreement (the “TTG Management Agreement”) to manage TTG. The TTG Management Agreement was entered into in connection with a plan of reorganization for TTG proposed by Thornwood Associates LP, an entity affiliated with Carl C. Icahn. The United States Bankruptcy Court, Southern District of Texas issued an order confirming the TTG Plan of Reorganization, effective August 29, 2003 (the “TTG Plan”). Affiliates of AREP own all of the outstanding stock of TTG. TTG is engaged in the exploration, production and transmission of natural gas and oil primarily in South Texas, including the Eagle Bay field in Galveston Bay, Texas and the Southwest Bonus field located in Wharton County, Texas. Bob G. Alexander and Philip D. Devlin, our President and CEO, and Vice President, Secretary and General Counsel, respectively, have been appointed to the reorganized TTG Board of Directors and act as the two principal officers of reorganized TTG and its subsidiaries, Galveston Bay Pipeline Corporation and Galveston Bay Processing Corporation. Randall D. Cooley, our Vice President and CFO, has been appointed Treasurer of reorganized TTG and its subsidiaries.

     The TTG Management Agreement provides that we will be responsible for and have authority with respect to all of the day-to-day management of TTG’s business but we will not function as a Disbursing Agent as such term is defined in the TTG Plan. As consideration for our services in managing the TTG business, we receive a monthly fee of $312,500. The TTG Management Agreement is terminable (i) upon 30 days prior written notice by TTG, (ii) upon 90 days prior written notice by us, (iii) upon 30 days following any day where High River designees no longer constitute the TTG Board of Directors, unless otherwise waived by the newly-constituted Board of Directors of TTG, or (iv) as otherwise determined by the Bankruptcy Court. We recorded $1.3 million and $4.7 million in management fee income for the years ended December 31, 2003 and 2004, respectively, under this agreement.

The Panaco Management Agreement

     On November 3, 2004, the United States Bankruptcy Court for the Southern District of Texas issued an order effective November 16, 2004 confirming a plan of reorganization for Panaco (the “Panaco Plan”). In connection with the Panaco Plan, we entered into a management agreement with Panaco (the “Panaco Management Agreement”) pursuant to the bankruptcy court’s order confirming the effective date of the Panaco Plan. Affiliates of Mr. Carl C. Icahn own all of the outstanding stock of the reorganized Panaco. Mr. Bob G. Alexander, our President and CEO, has been appointed to the reorganized Panaco Board of Directors and will act as the reorganized Panaco’s President. Mr. Philip D. Devlin, our Vice President, General Counsel and Secretary, has been appointed to the reorganized Panaco Board of Directors and act as reorganized Panaco’s Vice President and Secretary. Mr. Randall D. Cooley has been appointed as Treasurer of reorganized Panaco. In exchange for our management services, Panaco pays us a monthly fee equal to 115% of the actual direct and indirect administrative overhead costs that we incur in operating and administrating the Panaco properties. We recorded $.7 million in management fee income for the year ended December 31, 2004 under the Panaco Management Agreement.

Our Former Credit Facility

     On March 26, 2003, Holding LLC distributed the $10.9 million note outstanding under our then existing revolving credit facility as a distribution of Priority Amount to us , thereby canceling all outstanding balances due under that credit facility.

     Also, on March 26, 2003 we entered into an agreement with Arnos and Operating LLC to assign our credit facility to Operating LLC. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility. Operating LLC then distributed $42.8 million to Holding LLC which, thereafter, made a $40.5 million distribution of Priority Amount and a $2.3 million Guaranteed Payment to us. We utilized these funds to pay the entire amount of the long-term interest on the Senior Notes accrued during our bankruptcy proceeding and interest accrued thereon outstanding on March 27, 2003. As of March 26, 2003, we no longer have a credit facility. (See, also, the discussion of Certain Relationships and Related Transactions below.)

Operating LLC Credit Facility

     On December 29, 2003, Operating LLC entered into a new Credit Agreement (the “Credit Agreement”) with certain commercial lending institutions, including Mizuho Corporate Bank, Ltd. as the Administrative Agent and the Bank of Texas, N.A. and the Bank of Nova Scotia as Co-Agents. The Credit Agreement provides for a loan commitment amount of up to $120 million and a letter of credit commitment of up to $15 million (provided, the outstanding aggregate amount of the unpaid borrowings, plus the aggregate undrawn face amount of all outstanding letters of credit shall not exceed the borrowing base under the Credit Agreement). As a condition to the closing of the Credit Agreement, the lenders required that Operating LLC terminate its secured loan arrangement with Arnos. At the closing of the Credit Agreement, Operating LLC borrowed $43.8 million to repay $42.9 million owed by Operating LLC to Arnos under the secured loan arrangement which was then terminated and to pay administrative fees in connection with this borrowing. As a condition to the lenders obligations under the Credit Agreement, the lenders required Gascon and us to pledge each of our 50% membership interest in Holding LLC (such interests constituting 100% of the outstanding equity membership interest of Holding LLC). Additionally, Holding LLC has pledged its 100% equity membership interest in Operating LLC.

     The Credit Agreement provides for a loan commitment amount of up to $120 million and a letter of credit commitment of up to $15 million (provided, the outstanding aggregate amount of the unpaid borrowings, plus the aggregate undrawn face amount of all outstanding letters of credit shall not exceed the borrowing base under the Credit Agreement). The Credit Agreement provides further that the amount available to Operating LLC at any time is subject to certain restrictions, covenants, conditions and changes in the borrowing base calculation. In partial consideration of the loan commitment amount, Operating LLC has pledged a continuing security interest in all of its oil and natural gas properties and its equipment, inventory, contracts, fixtures and proceeds related to its oil and natural gas business.

     The Credit Agreement requires, among other things, semiannual engineering reports covering oil and natural gas properties, and maintenance of certain financial ratios, including the maintenance of a minimum interest coverage, a current ratio, and a minimum tangible net worth. Operating LLC was not in compliance with the minimum interest coverage ratio covenant at December 31, 2004. Operating LLC obtained a waiver of compliance with respect to this covenant for the period ended December 31, 2004. Operating LLC was in compliance with all other covenants at December 31, 2004.

     Other than the pledge described above, we are not a party to the Operating LLC credit facility nor do we provide any guarantees therefor.

     Draws made under the credit facility are typically made to fund working capital requirements, acquisitions and capital expenditures. During the current fiscal year, Operating LLC’s outstanding balances thereunder have ranged from a low of $44 million to a high of $52 million. As of December 31, 2004 the outstanding balance under the credit facility was $52 million.

The preceding is merely a summary of recent developments relating to activities of the Company. Additional information may be found in the Company’s Annual Report on Form 10-K and other public filings that the Company makes with the Securities and Exchange Commission of the United States from time to time. We encourage you to carefully read all of the public documents related to, and including, the Company’s Annual Report on Form 10-K.

Voting Proxies

          A proxy card accompanies this Proxy Statement. All properly-executed proxies that are not revoked will be voted at the meeting and at any postponements or adjournments in accordance with the instructions contained on the proxy cards. Proxies containing no instructions will be voted (i) FOR all nominees for director, and (ii) FOR the ratification of Grant Thornton LLP as our auditors during 2005. It is unlikely, but possible, that the meeting may be adjourned and additional proxies solicited, if the vote necessary to approve directors has not been obtained. Any adjournment of the meeting will require the affirmative vote of the holders of at least a majority of the shares represented at the meeting, whether in person or by proxy (regardless of whether those shares constitute a quorum).

          If any other matters are properly presented at the shareholders’ meeting for consideration, the persons named in the proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against any of our proposals will not be voted in favor of any adjournment of the shareholders’ meeting for the purpose of soliciting additional proxies in favor of such proposals.

          A shareholder who has executed and returned a proxy may revoke such proxy at any time before it is voted at the meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of our Company stating that the proxy is revoked, or (iii) attending the meeting and voting in person. Mere attendance at the meeting will not revoke a properly-executed proxy.

Quorum and Required Vote

          Quorum. The presence, in person or by proxy, of holders of record of common stock representing in the aggregate not less than a majority of the total number of outstanding shares of common stock of the Company entitled to vote at the meeting will constitute a quorum for the meeting. Abstentions and “broker non-votes” will be counted as present for the purposes of determining whether there is a quorum at the shareholders’ meeting.

          Required Vote. Holders of record of the Company’s common stock on April 8, 2005 will be entitled to one vote per share on each matter of business properly brought before the meeting, including one vote per share on each of the nominees for director and ratification of Grant Thornton LLP as our auditors during 2005.

          Holders of record of the Company’s common stock have the right to elect five members of the Board of Directors, as proposed in the “Director Election Proposal.” Every holder of record of common stock on April 8, 2005 shall have the right to vote, in person or by proxy, the number of shares of common stock owned by such holder for each director to be elected. Cumulative voting in the election of directors is not permitted. Directors are elected by the plurality of the votes cast by the shares entitled to vote in the election.

          Brokers who hold shares in street name for customers have the authority to vote on many routine proposals when they have not received instructions from beneficial owners. Your broker is empowered to vote your shares with respect to the election of directors and the ratification of Grant Thornton LLP as our auditors for 2005.

          With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Similarly, broker non-votes and other limited proxies will have no effect on the outcome.

          Since the affirmative vote of the holders of a majority of the shares of common stock present in person, or by proxy, at the meeting is required to approve the ratification of Grant Thornton LLP as the Company’s auditors for 2005, abstentions will have the same effect as a vote against such proposal. Broker non-votes will have the same effect as an abstention on such proposal. The failure of a shareholder to submit a proxy or vote in person at the shareholders’ meeting will have no effect.

          Vote by Directors and Officers. At April 29, 2005, directors and officers of the Company had the right to vote through proxy, beneficial ownership or otherwise an aggregate of 205,679 shares of common stock, or approximately 1.83% of the issued and outstanding common stock of the Company. We have been advised that the directors and officers of the Company intend to vote FOR all nominees for director and FOR the ratification of Grant Thornton LLP as our auditors during 2005. All directors and officers of our Company will have an interest in the election of directors. See “Security Ownership of Certain Beneficial Owners and Management.”

Proxy Solicitation; Expenses

          Proxies are being solicited on behalf of the Company’s Board of Directors. Solicitation of proxies may be made by mail by directors, officers, employees and agents of our Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and email by directors, officers and employees without special compensation; except that directors, officers and employees of our Company may be reimbursed for out-of-pocket expenses in connection with any solicitation of proxies. We have requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial holders or owners of the Company’s common stock held of record by such persons, and we will reimburse reasonable forwarding expenses upon the request of such recordholders.

          Although we do not anticipate retaining a proxy solicitation firm to aid in solicitation of proxies from our shareholders, if such a firm is retained, it would be paid customary fees and would be reimbursed by us for out-of-pocket expenses.

Security Ownership Of Certain Beneficial Owners And Management

          The following tables set forth, to the best of our knowledge, information as to the ownership of the Company’s common stock held by (i) each person or entity who owns of record as of April 29, 2005 or who is known by us to own beneficially 5% or more of the outstanding shares of the Company’s common stock; (ii) directors, director nominees and executive officers as of April 29, 2005; and (iii) all directors and officers as a group, as of April 29, 2005. Except as otherwise indicated, ownership of shares by the persons named below includes sole voting and investment power held by such persons.

          Security Ownership of Certain Beneficial Owners. The following table sets forth as of April 29, 2005, the individuals or entities known to us to own more than 5% of our Company’s outstanding shares of common stock.

Name and Address		Number		Percent
Of Beneficial Owner	Title of Class	of Shares		of Class[1]
American Real Estate Holdings L.P.	Common Stock	5,597,824	[2]	50.01%
767 Fifth Avenue, 47th Floor
New York, NY 10153

[1]	Based upon the 11,190,650 shares of Common Stock that were outstanding on April 29, 2005.

[2]	AREH directly owns these shares and may be deemed to be the beneficial owner thereof. Mr. Carl C. Icahn, by virtue of his relationship to AREH, may be deemed to “beneficially own” (as that term is defined in Rule 13d-3 under the Exchange Act) these shares. Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Mr. Mitchell, a present director of our company and a former employee of affiliates of AREH, and Mr. Martin L. Hirsch, a present director of our Company and employee of affiliates of AREH, also disclaim any beneficial ownership of these shares.

          Security Ownership of Directors and Management. The following table sets forth information concerning the beneficial ownership of the Company’s capital stock as of April 29, 2005 by each of the Company’s directors and executive officers, and our directors and executive officers as a group.

Name and Address of		Number		% of
Beneficial Owner	Title of Class	Of Shares		Class(1)
Bob G. Alexander	Common Stock	57,000	(2)	(15)
4925 Greenville Avenue
Suite 1400
Dallas, TX 75206
Robert H. Kite	Common Stock	84,262	(3)	(15)
6910 East Fifth Street
Scottsdale, AZ 85251
R. Kent Lueders	Common Stock	33,572	(4)	(15)
4925 Greenville Avenue
Suite 1400
Dallas, Texas 75206
Philip D. Devlin	Common Stock	15,209	(5)	(15)
4925 Greenville Avenue
Suite 1400
Dallas, TX 75206
Rick L. Kirby	Common Stock	14,864	(6)	(15)
4925 Greenville Avenue
Suite 1400
Dallas, TX 75206
F. Wayne Campbell	Common Stock	496	(7)	(15)
4925 Greenville Avenue
Suite 1400
Dallas, TX 75206
Lori K. Mauk	Common Stock	276	(8)	(15)
4925 Greenville Avenue
Suite 1400
Dallas, TX 75206
Robert J. Mitchell	Common Stock	—	(9)
767 Fifth Avenue
New York, NY 10153
Jack G. Wasserman	Common Stock	—	(10)
111 Broadway
New York, NY 10006
Martin L. Hirsch	Common Stock	—	(11)
767 Fifth Avenue
New York, NY 10153
David V. Rigsby	Common Stock	—	(12)
4925 Greenville Avenue
Suite 1400
Dallas, TX 75206
Randall D. Cooley	Common Stock	—	(13)
4925 Greenville Avenue
Suite 1400
Dallas, TX 75206
Jenny V. Robins	Common Stock	—	(14)
4925 Greenville Avenue
Suite 1400
Dallas, TX 75206
All officers and directors as a group (13 people)		205,679		1.83%

(1)	As of April 29, 2005, there were 11,190,650 shares of the Company’s Common Stock outstanding. All stock options and warrants were cancelled pursuant to the Plan of Reorganization, and no new options or warrants have been authorized or issued.

(2)	Shares held directly by Mr. Alexander.

(3)	Robert H. Kite is Chief Operating Officer and a 33.0% beneficial owner of KFT, Ltd. and may be deemed to be the beneficial owner of shares held by KFT, Ltd. 59,285 shares are held by KFT, Ltd. and Mr. Kite holds 24,977 shares directly.

(4)	Shares held directly by Mr. Lueders.

(5)	Shares held directly by Mr. Devlin.

(6)	Shares held directly by Mr. Kirby.

(7)	Shares held directly by Mr. Campbell.

(8)	Shares held directly by Ms. Mauk.

(9)	Mr. Mitchell holds no shares of common stock of the Company and disclaims beneficial ownership of any shares attributable to AREH.

(10)	Mr. Wasserman holds no shares of common stock of the Company.

(11)	Mr. Hirsch holds no shares of common stock of the Company and disclaims beneficial ownership of any shares attributable to AREH.

(12)	Mr. Rigsby holds no shares of common stock of the Company.

(13)	Mr. Cooley holds no shares of common stock of the Company.

(14)	Ms. Robins holds no shares of common stock of the Company.

(15)	Less than one percent.

          The following table lists the name, age as of April 29, 2005 and present position for each of our Company’s directors and executive officers:

Name	Age	Present Position with the Company
Bob G. Alexander *	71	Chairman of the Board of Directors, President and Chief Executive Officer
Martin L. Hirsch *	50	Director
Robert H. Kite *	50	Director
Robert J. Mitchell *	58	Director
Jack G. Wasserman *	68	Director
F. Wayne Campbell	53	Vice President, Exploration
Randall D. Cooley	51	Vice President and Chief Financial Officer
Philip D. Devlin	60	Vice President, General Counsel and Secretary
Rick L. Kirby	51	Vice President, Drilling and Production
R. Kent Lueders	48	Vice President, Corporate Development
Lori K. Mauk	44	Vice President, Product Marketing
David V. Rigsby	53	Vice President, Land
Jenny V. Robins	51	Vice President, Non-Operated Properties

*	Current Director.

          Bob G. Alexander. Mr. Alexander, a founder of Alexander Energy Corporation, was appointed to the Board of Directors of the Company when Alexander Energy Corporation merged into the Company on August 29, 1996. He was appointed President and Chief Executive Officer of the Company on November 23, 1998. From 1980 until the merger, he served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy Corporation. From 1976 to 1980, he served as Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corp., subsidiaries of Reserve Oil and Gas Company. Mr. Alexander attended the University of Oklahoma and graduated with a Bachelor of Science degree in Geological Engineering.

          Martin L. Hirsch. Mr. Hirsch was appointed to the Board of Directors of the Company on December 1, 1998 and served until the Corporation’s Annual Meeting on October 5, 2001, at which time he did not stand for re-election. Mr. Hirsch was subsequently elected to the Board of Directors on June 6, 2002. Mr. Hirsch is currently Executive Vice President of API, which is owned by Carl C. Icahn, and has been employed there since March 18, 1991. His primary duties at API include investing, managing and disposing of real estate properties and securities. From January 1986 to January 1991, he was at Integrated Resources, Inc. as a Vice President and where he was involved in the acquisition of commercial real estate properties and asset management. From 1985 to 1986, he was a Vice President of Hall Financial Group where he was involved in acquiring and financing commercial and residential properties. Mr. Hirsch received his Master of Business Administration from The Emory University Graduate School of Business.

          Robert H. Kite. Mr. Kite was appointed to the Board of Directors of the Company on December 17, 1991. Previously, he served on the Board of Directors of VP Oil, Inc. from November 1987 until June 1991, at which time it was merged with Big Piney Oil and Gas Company to form the Company. Since 1980, he has served as President and Chief Operating Officer of KFC, Inc., managing general partner KFT LLLP, a family-owned company with operations that include real estate development, investments and medical MRI clinics. Since 1982, he has also served as Chief Executive Officer of Roamin’ Korp, Inc., a company engaged in construction, recording, mining and equity investments. In 1998, he served as President of the FBI Citizens Academy Founding Chapter in Phoenix, Arizona and still serves on its Board of Directors. He currently sits on the Board of Directors of ANTS, Inc., Locate Plus, Inc. and Child Help USA, a non-profit organization. Mr. Kite graduated from Southern Methodist University with a Bachelor of Science degree in Psychology and Political Science.

          Robert J. Mitchell. Mr. Mitchell was appointed to the Board of Directors of the Company on August 29, 1996. He has been the Senior Vice President — Finance of ACF Industries, Incorporated, a privately-held railcar leasing and manufacturing company, since March 1995, and was Treasurer of ACF from December 1984 to March 1995. He has also served as President and Treasurer of ACF Industries Holding Corp., a privately-held holding company for ACF, since August 1993. Mr. Mitchell also served as Treasurer of Trans World Airlines, Inc. from 1989 to 1992. Effective November 1, 2004, Mr. Mitchell retired from all AREH affiliated entities. Prior to joining Icahn Associates Corp. in 1984, Mr. Mitchell served for 10 years as Regional Vice President of Nat West USA. Mr. Mitchell received his Bachelor of Science Degree in Business Administration from St. Francis College.

          Jack G. Wasserman. Mr. Wasserman has served as a director of the Company since December 1, 1998. (The Company entered bankruptcy proceedings on December 4, 1998. As described above, a Plan of Reorganization became effective August 4, 2000, and a final decree closing the case and settling all matters relating to the bankruptcy proceeding became effective on December 13, 2001.) Mr. Wasserman is an attorney and admitted to practice in New York, Florida, and the District of Columbia. From 1966 until 2001 he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm and its predecessors. Commencing in September 2001 Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since 1993 he has been a director of American Property Investors, GP (“API”) and since 1996 has been a director of Cadus, Inc. In 2003, he became a director of API’s indirect subsidiaries, American Casino & Entertainment Properties and American Entertainment & Casino Finance Corp. Mr. Wasserman has been licensed by the New Jersey State Casino Control Commission and the Nevada State Gaming Control Commission. On March 11, 2004, Mr. Wasserman was appointed to the Board of Directors of Triarc Companies, Inc., and was elected to the Board in June 11, 2004 and is a member of its Audit and Compensation Committees. Mr. Wasserman received a Bachelor of Arts degree from Adelphi University, a Juris Doctor degree from Georgetown University, and a Graduate Diploma in Advanced International Studies from Johns Hopkins University.

          F. Wayne Campbell. Mr. Campbell was appointed Vice President, Exploration for the Company in October 2001. Effective with the August 1996 merger with Alexander Energy Corporation, he was Chief Geologist. Previously, from 1980 until the merger he was Chief Geologist for Alexander Energy Corporation. From 1976 until 1980 he served as Senior Geologist for the Northern Division of Reserve Oil, Inc. Mr. Campbell received his Bachelor of Science degree in Geology from Oklahoma State University. He is certified by both the American Association of Petroleum Geologists and the State of Arkansas.

          Randall D. Cooley. Mr. Cooley joined the Company in April 2001 as Vice President and Chief Accounting Officer and in March 2003, was appointed Vice President and Chief Financial Officer of the Company. From 1989 until 2001, Mr. Cooley was Vice President, Controller and Chief Financial Officer for Shana Petroleum Company. He began his career in 1978 with Pennzoil Oil Company in Houston. From 1980 until 1984 he worked in public accounting and from 1984 until 1989 he was controller for Rebel Drilling Company and Wildcat Well Service. Mr. Cooley earned a Bachelor of Science in Business Administration, with a Major in Accounting from the University of Southern Mississippi and is a licensed Certified Public Accountant in the State of Mississippi.

          Philip D. Devlin. Mr. Devlin has served as Vice President, General Counsel and Secretary of the Company since March 1997. From October 1994 through February 1997, he served as President and Chief Executive Officer of Sunrise Energy Services, Inc., a publicly-held natural gas marketing company. From September 1984 through October 1994, he served as Executive Vice President, General Counsel and Secretary of Sunrise Energy Services, Inc. He is licensed by the State Bar of Texas, admitted to practice before the Supreme Court of the United States and is a past President and Director of the Natural Gas and Electric Power Association of North Texas. Mr. Devlin earned a Bachelor of Arts degree and a Master of Arts degree from the University of California, and a Juris Doctor degree with honors from California Western School of Law, San Diego, California.

          Rick L. Kirby. Mr. Kirby was appointed Vice President, Drilling and Production in September 2000. Previously, since May 1998, he served as Director of Operations for the Company. He joined the Company in November 1996 as Group Manager of Offshore Operations. From 1991 to 1996, he served as a Senior Offshore Engineer for Enserch Exploration, Inc. and PG&E Resources. From 1977 to 1991, he held various engineering and management positions with Louisiana Land and Exploration, C&K Petroleum and Amoco Production Company. Mr. Kirby earned a Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1977.

          R. Kent Lueders. Mr. Lueders joined the Company as Director of Corporate Development in April 1998 and was appointed to Vice President of the Company in September 1998. Previously, he was Manager of Acquisitions for Merit Energy from 1996 until he joined the Company in April 1998. He also worked as a consulting evaluation engineer for RK Engineering from 1994 through 1996. Prior to this he was the Product Line Manager with Munro Garrett International from 1993 to 1994. From

1982 to 1993, he was Manager of Engineering Services for Pacific Enterprises Oil Company (USA) where he managed the reserves, budget and engineering systems. He began his career with Amoco Production Company in 1979 as an engineer working East and West Texas. Mr. Lueders earned a Bachelor of Science degree in Petroleum Engineering from the University of Missouri at Rolla in 1979.

          Lori K. Mauk. Ms. Mauk was appointed Vice President, Marketing for the Company in September 2000. From 1997 until her appointment to Vice President, she served as Marketing Manager for the Company. Effective with the August 1996 merger of Alexander Energy Corporation into the Company, she became Coordinator of Marketing. From 1992 to August 1996, she was Marketing Manager for Alexander Energy Corporation. From 1980 to 1996, she served as Marketing Manager and Assistant Supervisor of Revenue for Petroleum Investments, Ltd. and the parent company Bradmar Petroleum Corporation. Ms. Mauk studied Mathematics and Engineering at Rose State College.

          David V. Rigsby. Mr. Rigsby joined the Company in June 1998 as District Landman and in September 2000 was appointed Vice President, Land. Mr. Rigsby has 26 years of experience working in the energy industry including the areas of exploration, production, acquisitions and divestitures. From 1996 until he joined the Company in 1998, he served as Senior Staff Landman for Lyco Energy Corporation. Previously, he worked as an independent land consultant for Hunt Oil Corporation from 1993 to 1996. He also held various landman and land manager positions for Pacific Enterprises Oil Company (USA) from 1977 through 1993. He began his career with Texaco, Inc. in 1974 as an associate landman. He earned a Bachelor of Science degree in Business Administration from the University of Tulsa in 1974.

          Jenny V. Robins. Ms. Robins joined the company in May 2001 as Manager, Reservoir Engineering and in June 2004, was appointed Vice President, Non-Operated Properties and Manager of Reservoir Engineering. From 1997 until 2000, Ms. Robins was Director of Capital Budgeting for Pioneer Natural Resources, Inc. From 1995 to 1997 she was Manager of Reservoir Engineering for Pioneer Natural Resources, Inc. and Mesa Petroleum. From 1983 to 1995, she held various engineering and management positions with Arco Oil and Gas and Vastar Resources. Ms. Robins earned a Bachelor of Science degree in Petroleum Engineering from Texas A&M University in 1983.

Section 16(a) Beneficial Ownership Reporting Compliance

          To the Company’s knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2004, the Company’s directors, officers and beneficial owners of more than 10% of the Company’s common stock complied with all applicable Section 16(a) filing requirements and no former officers who resigned during the year ended December 31, 2004 were required to file a Form 5 for that period.

Compensation Committee, Nominating Committee, Audit Committee and Interlocks and Insider Participation

          Our Company’s Compensation Committee during 2004 consisted of Messrs. Robert J. Mitchell and Bob G. Alexander. The Company’s Audit Committee Charter was ratified and adopted in November 2000, is reviewed annually and is attached hereto as Annex “A”. During 2004, the Audit Committee consisted of Messrs. Robert H. Kite and Jack G. Wasserman. We did not establish a formalized Nominating Committee in 2004, and our Board of Directors acting en banc fulfilled this function. As provided in the discussion of Shareholder Proposals below, the Board of Directors will consider shareholder nominations for directors of our Company.

          Mr. Wasserman is a member of the board of directors and audit committee of (i) API and its indirect subsidiaries, American Entertainment Properties Corp. and American Casino & Properties Finance Corp, which are indirect subsidiaries of AREP. Mr. Wasserman is also a member of the board of directors and compensation committee of Cadus. Mr. Carl C. Icahn indirectly controls AREP and is the largest single shareholder of Cadus. The Company has not conducted any business with the Cadus. Mr. Wasserman has informed the Company that, additionally, he is serving as a member of the audit committee of AREP and reported receiving $50,030 during 2004 in director fees from AREP. Messrs. Hirsch and Mitchell each served as members of one or more boards of directors of publicly traded companies affiliated with AREH, none of which have done any business with our Company. Mr. Hirsch is employed by an entity affiliated with AREH.

          The Board of Directors held a total of three regularly-scheduled, in-person meetings and one telephonic meeting during the year ended December 31, 2004. The Audit Committee also held a total of four regularly-scheduled, in-person meetings and eight telephonic meetings during 2004. The Compensation Committee held two meetings during 2004. The Nominating Committee, consisting of the Board of Directors acting en banc, held one meeting during 2004. Each of the meetings of the Board of Directors was attended by all Directors. Each member of the Audit Committee and Compensation Committee was in attendance at all meetings of their respective committees. The Company requires that directors attend the Annual Meeting of Shareholders, and all of the Company’s directors attended our prior Annual Meeting of Shareholders held on June 3, 2004.

Report of the Audit Committee

To the Shareholders of National Energy Group, Inc.:

          The Audit Committee of the Board is responsible for, among other things, the appointment, compensation, retention and oversight of the Company’s auditors (including resolution of disagreements between management and the auditors regarding financial reporting), reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls, and meeting periodically with internal and independent auditors. The Company’s Audit Committee also has the authority to engage outside advisors, including legal counsel. The Company provides appropriate funding for the expenses of the Audit Committee which are necessary to perform its duties on behalf of the Company. Further, the Audit Committee has established procedures for the receipt, retention and treatment of employee complaints regarding accounting, internal accounting controls or auditing matters. The Board of Directors has determined that the Audit Committee’s current membership satisfies the rules of the Securities and Exchange Commission and New York Stock Exchange that govern audit committees, including the requirements for audit committee member independence set out in Section 303A.02 of the New York Stock Exchange’s corporate governance rules and Rule 10A-3 under the Securities Exchange Act of 1934.

     While comprised entirely of independent directors, the Company’s Audit Committee does not have an “Audit Committee financial expert” within the meaning of Item 401(h) of Regulation S-K. The Company’s common stock trades on the OTC Bulletin Board, which does not require an Audit Committee financial expert as part of its listing requirements. However, the Company’s Audit Committee, as currently comprised, has several years of continuity in reviewing the Company’s financials, possesses the requisite business experience to make informed decisions, and has assured the Board of Directors it will engage such financial experts from time to time as the Audit Committee may deem necessary and proper.

          In connection with the December 31, 2004 financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (iii) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditors’ independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Principal Accounting Fees and Services

          Grant Thornton LLP served as our independent auditors for the fiscal year ended December 31, 2004. KPMG LLP served as our independent auditors for the fiscal years ended December 31, 2003 and 2002. The following fees were paid to our auditors for services rendered during the last two fiscal years:

	2004	2003
Audit Fees (1)	$184,000	$185,000
Audit Related Fees	—	—
Audit and Audit Related Fees	$184,000	$185,000

Fees
Tax (2)	0	$73,000
All Other Fees(3)	$55,200	—
Total Fees	$239,000	$258,000

(1)	Represents fees for professional services rendered for the audit of our annual financial statements for 2004 and 2003 and the reviews of the financial statements included in our quarterly reports on Form 10-Q for each of those years.

(2)	Represents fees for professional services rendered for tax preparation and tax audit services in 2004 and 2003.

(3)	Represents fees for professional services rendered for consulting and Sarbanes Oxley compliance in 2004.

          Under the policies and procedures established by the Board of Directors and the Audit Committee, the Audit Committee is required to pre-approve audit and non-audit services performed by our independent auditors to ensure that the provisions of such services do not impair the auditors’ independence. All of the services described above that were provided by Grant Thornton LLP in the year ended December 31, 2004 were approved in advance by the Audit Committee.

Submitted by The Audit Committee of the Board of Directors
Jack G. Wasserman, Chairman
Robert H. Kite

Executive Officers

          The executive officers are elected annually at the first meeting of our Company’s Board of Directors held after each annual meeting of shareholders. Each executive officer holds office until the first meeting of the Board of Directors after the next annual meeting of shareholders succeeding his or her election and until his or her successor is duly elected and qualified, or until his or her death or resignation, or until he or she shall have been removed in the manner provided in the Company’s bylaws.

          The following report of the Compensation Committee of our Board of Directors on executive compensation and the information contained herein under the heading “Corporate Performance” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and such information shall not be deemed to be incorporated by reference into any filing made by us under such Act or the Securities Act of 1933.

Report of the Compensation Committee; Report on Executive Compensation

To the Shareholders of National Energy Group, Inc.:

          The Compensation Committee advises the Board of Directors and management concerning compensation for its executive officers. The Compensation Committee assumes responsibility for all matters relating to compensation of the Company’s executive officers; provided that directors who are executive officers or employees of the Company are required to abstain from all matters in which they have a vested interest. Compensation for executive officers is based on the principle that compensation must be competitive to enable our Company to motivate, attract and retain highly qualified and talented employees to lead and grow our business and, at the same time, provide rewards which are closely linked to our Company’s and the individual’s performance.

          The Compensation Committee considers management skills, long-term performance, operating results, unusual accomplishments as well as economic conditions and other external events that affect our Company’s operations.

          Salaries, bonuses, stock options or other incentives are considered annually based on performance, length of service or other noted contribution in increasing the value, reserves and/or cash flows of our Company. Options were previously granted under the National Energy Group, Inc. 1996 Incentive Compensation Plan, which has been terminated as a result of the Plan of Reorganization. Presently, there are no stock options authorized or issued, nor any stock option plan in effect.

          With respect to Mr. Alexander’s base compensation, the Board of Directors recognized that the growth and performance of our Company is dependent on the efforts and results of its executive officers and its Chief Executive Officer. Mr. Alexander’s current base salary of $300,000 per year was determined to reflect his increased responsibilities to the Company during both the period following the successful reorganization of our Company and continuing oversight of the management agreements with Operating LLC, TTG and Panaco discussed above.

          Base Salary. The base salary for each officer is determined in consideration of the following factors: experience, personal performance, the median salary levels in effect for comparable positions within and outside the industry, geographical location and internal comparability considerations. The weight given to each of these factors may differ from individual to individual as the Compensation

Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation Committee considers many factors, including peer group analysis, geographic location, growth rate, annual revenue, profitability and market capitalization. The Compensation Committee also considers companies outside the industry which may compete with us in recruiting executive talent.

     Executive Compensation. The following tables set forth the cash compensation received by the Company’s Chief Executive Officer and each of the next five most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 2004 and whose base salary plus bonus equaled or exceeded $100,000. Pursuant to the Joint Plan of Reorganization, all stock options and warrants of the Company were cancelled, and no new such options or warrants have been authorized or issued. No SAR’s have ever been authorized or issued by the Company.

Summary Compensation Table
2004

				Long Term
				Compensation Awards
		Annual		Restricted
		Compensation(1)		Stock	Securities	All
				Awards	Underlying	Other
Name and Principal Position	Year	Salary($)	Bonus($)(2)	($)	Options	Compensation($)
Bob G. Alexander	2004	$300,000	$175,000			$8,000	(3)
President and Chief	2003	300,000	150,000	—	—	6,000	(3)
Executive Officer	2002	300,000		—	—	6,000	(3)

Randall D. Cooley	2004	154,000	55,000			7,700	(4)
Vice President, Chief	2003	135,083	24,000	—	—	6,000	(4)
Financial Officer	2002	120,000	10,000	—	—	5,500	(4)

Philip D. Devlin	2004	200,000	70,000			8,000	(5)
Vice President, General	2003	186,000	25,000	—	—	6,708	(5)
Counsel and Secretary	2002	184,000	15,000	—	—	6,000	(5)

Rick L. Kirby	2004	135,300	56,000			6,765	(6)
Vice President, Drilling	2003	124,538	15,000	—	—	6,000	(6)
and Production	2002	123,000	8,000	—	—	5,500	(6)

R. Kent Lueders	2004	147,400	50,000			6,500	(7)
Vice President, Corporate	2003	135,675	5,000	—	—	6,000	(7)
Development	2002	134,000	8,000	—	—	5,500	(7)

David V. Rigsby	2004	119,300	45,000			5,965	(8)
Vice President, Land	2003	111,600	8,000	—	—	5,580	(8)
	2002	110,500	10,000	—	—	5,525	(8)

(1)	Excludes the aggregate, incremental cost to the Company of perquisites and other personal benefits, securities or property, the aggregate amount of which, with respect to the named individual, does not equal or exceed the lesser of $50,000 or 10% of reported annual salary and bonus for such person.

(2)	Authorized by the Company’s Board of Directors.

(3)	Mr. Alexander received $6,000, $6,000 and $ 8,000 in matching funds contributed by the Company to the 401(k) plan during 2002, 2003, and 2004, respectively.

(4)	Mr. Cooley received $5,500, $6,000 and $7,700 in matching funds contributed by the Company to the 401(k) Plan during 2002, 2003, and 2004, respectively.

(5)	Mr. Devlin received $6,000, $6,708 and $8,000 in matching funds contributed by the Company to the 401(k) Plan during 2002, 2003, and 2004, respectively.

(6)	Mr. Kirby received $5,500, $6,000 and $6,765 in matching funds contributed by the Company to the 401(k) Plan during 2002, 2003 and 2004, respectively.

(7)	Mr. Lueders received $5,500, $6,000 and $6,500 in matching funds contributed by the Company to the 401(k) Plan during 2002, 2003 and 2004, respectively.

(8)	Mr. Rigsby received $5,525, $5,580 and $5,965 in matching funds contributed by the Company to the 401(k) Plan during 2002, 2003 and 2004, respectively.

     Long-Term Incentive Plan Awards Table. The Company does not have any long-term incentive plans or defined benefit or actuarial plans, nor has the Company authorized or issued any SAR’s. Therefore, the tables on long-term incentive plan awards and pension plans are omitted. Similarly, the Equity Compensation Plan Information Table has been omitted.

     401(k) Savings Plan. We have an employee savings plan qualified under Section 401 of the United States Internal Revenue Code of 1986, as amended (the “401(k) Plan”). In October 2000, our 401(k) Plan was amended to provide for our Company to make annual matching contributions equal to a maximum of 50% of the first 10% of each eligible employee’s contribution, not to exceed the legal maximum permitted under the rules and regulations promulgated by the Internal Revenue Service of the United States.

     Employee Stock Purchase Plan. Contributions to our Employee Stock Purchase Plan implemented pursuant to Section 423(b) of the United States Internal Revenue Code of 1986, as amended, were suspended during the pendancy of the Company’s bankruptcy proceeding. Pursuant to the Plan of Reorganization, the plan was dissolved and distributions made to the employees in accordance with the Employee Stock Purchase Plan’s provisions.

     Compensation of Directors. Non-employee Board of Directors members are compensated in the amount of $1,000 for each official Board of Directors’ meeting and $500 for each Board of Directors’ committee meeting, unless such committee meeting is held at the time of, or in conjunction with, an official Board of Directors’ meeting. Members of the Audit Committee receive $17,000 annually for serving on this committee. In addition, members of the Board of Directors have been granted stock options in past years. However, all such stock options, warrants and other equity interests were cancelled pursuant to the Plan of Reorganization, and no new options, warrants or other interests have been authorized or issued.

     In addition, other incidental compensation to executive officers and directors is paid from time to time, consisting primarily of health insurance to executive officers and reimbursement for travel and necessary entertainment expenses incurred on behalf of our Company.

     Employment Agreements. All employment and/or change of control agreements were cancelled pursuant to confirmation of the Plan of Reorganization. Currently, no employees have employment or change of control agreements.

Submitted by the Compensation Committee of the Board of Directors
Robert J. Mitchell, Chairman
Bob G. Alexander

Market Information

     The Company’s common stock currently trades on the OTC Bulletin Board. The Company’s common stock trades under the symbol “NEGI”. The following table sets forth, for the periods indicated, the high and low closing sales prices as reported on the OTC Bulletin Board. The quotations represent prices between dealers in securities and may not include retail mark-up, mark-down, or commission and may not represent actual transactions.

	Common
	Stock
	Price
	High	Low
Calendar Years by Quarter
2004:
First	$4.55	$2.45
Second	4.10	2.05
Third	2.85	1.20
Fourth	3.25	2.06
2003:
First	$.37	$.19
Second	1.01	.22
Third	1.40	.62
Fourth	4.60	.85
2002:
First	$.49	$.23
Second	.49	.22
Third	.28	.15
Fourth	.37	.14

     On April 25, 2005, the latest practicable date for providing price information, the last quoted price for the Company’s common stock was $2.85.

Corporate Performance

     Although the Company no longer directly owns any oil and gas properties, its major asset is a 50% membership interest in Holding LLC. Holding LLC’s primary business is the ownership, development and production of oil and gas properties which are operated and managed by the Company. Accordingly, the following graph shows a five year comparison of cumulative total shareholder returns for our Company, the NASDAQ Market Index (the “Broad Market”) and an index of peer companies in the oil and gas industry selected by us (the “Peer Group”).

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100

Assumes $100 Invested On January 1, 2000
Assumes Dividend Reinvested
Fiscal Year Ending December 31, 2005

     The total cumulative return in investment (change in the year end stock price plus reinvested dividends) for each of the years for our Company, the NASDAQ Market Index and the Peer Group is based on the stock price or composite index beginning at the end of the calendar year 1999. Our Company has never paid dividends on its common stock.

     The Peer Group Index is a diversified group of independent oil and gas companies comprised of the following companies: Abraxas Petroleum Corporation (ABP); Clayton Williams Energy Inc (CWEI); Comstock Resources Inc. (CRK); and Edge Petroleum Corporation (EPEX)

Certain Relationships and Related Transactions

     Effective December 22, 1998, our Company’s then existing credit facility and related $25 million outstanding balance was assigned jointly by Bank One Texas, N.A. and Credit Lyonnais New York Branch Bank to Arnos. In January 2001, we paid the $25 million outstanding balance owing under the credit facility, but in August 2001 borrowed $10.9 million which was used to redeem certain of the Company’s Senior Notes and related interest in the amount of $21.2 million. On March 26, 2003, Holding LLC distributed the $10.9 million note outstanding under the existing credit facility to the Company as a Priority Amount distribution. Also, on March 26, 2003 the Company, Arnos and Operating LLC entered into an agreement to assign the existing credit facility to Operating LLC, thereby canceling all outstanding balances due under the credit facility. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility; Operating LLC then distributed $42.8 million to Holding LLC which, thereafter, made a $40.5 million Priority Amount distribution and a $2.3 million Guaranteed Payment to the Company. The Company utilized these funds to pay the entire amount of the Reinstated Interest and interest accrued thereon outstanding on March 27, 2003.

          On December 29, 2003, Operating LLC entered into a new credit agreement (the “Credit Agreement”) with certain commercial lending institutions, including Mizuho Corporate Bank Ltd., the Bank of Texas N.A. and the Bank of Nova Scotia. The Credit Agreement provides for a loan commitment amount up to $100 million and a letter of credit commitment up to $15 million. As a condition to the closing of the Credit Agreement, the lenders required that Operating LLC terminate its secured loan arrangement with Arnos. At the closing of the Credit Agreement, Operating LLC borrowed $43.8 million to repay $42.9 million owed by Operating LLC to Arnos under the secured loan arrangement which was then terminated, and to pay administrative fees in connection with this borrowing. Accordingly, the Company’s outstanding credit facility with Arnos has been terminated.

          The management and operation of Operating LLC is being undertaken by us pursuant to the Management Agreement described above which the Company has entered into with Operating LLC. During the year ended December 31, 2004, we received $6.16 million in management fees attributable to the Management Agreement.

          We have also undertaken the management and operation of our affiliates, TTG and Panaco, pursuant to certain management agreements with each of these entities as described above. Mr. Alexander and Mr. Devlin serve on the Board of Directors and, together with Mr. Cooley, act as officers of both TTG and Panaco. We recorded $4.7 million and $.7 million in management fee income for the year ended December 31, 2004 for TTG and Panaco, respectively.

          AREH owns 50.01% of the Company’s issued and outstanding common stock and is currently the only holder of our Senior Notes. The outstanding debt owed to Arnos under our revolving credit facility has been cancelled, and the credit facility has been subsequently assigned to Operating LLC as described above. The Senior Notes shall remain outstanding and be paid either under the existing terms or under terms, agreed upon between the Company and AREH.

          By virtue of AREH’s ownership of 50.01% of the common stock of the Company and Gascon’s interest in Holding LLC, Operating LLC and the entities controlled by such LLCs, Gascon and its affiliates (including Astral Gas Corp., Shana Petroleum Company and Mr. Carl C. Icahn) may be deemed affiliated parties of such LLCs and such controlled entities.

     On January 21, 2005, AREP entered into an agreement to purchase Gascon’s managing membership interest in Holding LLC, including Gascon’s option to redeem our interest in Holding LLC. As of April 29, 2005, AREP had not consummated this transaction.

PROPOSAL 1 — DIRECTOR ELECTION PROPOSAL

     Our bylaws provide that the Board of Directors of the Company will consist of one or more members, the number of which is to be determined from time to time by the Board of Directors. Directors of the Company need not be shareholders. Directors generally serve for a term of one year (until the next annual meeting of shareholders) and until their successors are duly elected or appointed and qualified, or until their death, resignation or removal. Each of the persons nominated is currently a member of the Board of Directors. Unless authority to vote in the election of directors is withheld, it is the intention of the persons named in the proxy to nominate and vote for the five persons named in the table below, each of whom has consented to serve if elected. In the event that, by reason of contingencies not presently known to the Board of Directors, one or all of the nominees should become unavailable for election, the proxies will be voted for such substitute as shall be designated by our Company’s Board of Directors. In completing the enclosed proxy card, if a shareholder decides to withhold authority to vote for any of the director nominees, such shareholder should mark the WITHHOLD AUTHORITY box and line through such nominee(s) name in Proposal 1 of the proxy card.

     Directors are elected by plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Nominees for Election at the Meeting

Name	Age	Present Position with Company[1]
Bob G. Alexander	71	Director, Chairman of the Board of Directors
Martin L. Hirsch	50	Director
Robert H. Kite	50	Director
Robert J. Mitchell	58	Director
Jack G. Wasserman	68	Director

[1]	Mr. Kite has been a Director since December 1990. Messrs. Alexander and Mitchell were appointed to the Board in August 1996. Mr. Wasserman became a director in December 1998. Mr. Hirsch served as a Director from December 1998 until the Annual Meeting held in October 2001, at which time he did not stand for re-election. He was re-elected as a Director in June 2002.

     Messrs. Hirsch, Kite, Mitchell and Wasserman qualify as “non-executive” directors, denoting that they are neither officers nor employees of the Company. Mr. Kite and Mr. Wasserman are deemed to be independent directors within the meaning of rules promulgated by the Securities and Exchange Commission. There are no family relationships between or among any of the directors of the Company.

Vote Required

          Directors are elected by plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL NOMINEES AS DIRECTORS.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITORS

     On April 21, 2004, the Audit Committee voted to appoint the accounting firm of Grant Thornton LLP as independent auditors for the Company. During the prior two fiscal years, there were no disagreements with our former auditors, KPMG, LLP, on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of such disagreements in connection with its reports. The reports of Grant Thornton LLP and KPMG LLP on the financial statements of the Company for the prior two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Company had not consulted with Grant Thornton LLP and KPMG LLP during the prior two fiscal years or through April 29, 2005 regarding either (i) the application of accounting principles to a specified transaction or transactions, either completed or proposed, or (ii) the type of audit opinion Grant Thornton LLP and KPMG LLP might render on the Company’s financial statements.

     Grant Thornton LLP has been retained as our Company’s independent auditors for the fiscal year 2005. One or more representatives of Grant Thornton LLP is expected to be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     Approval of the proposal to ratify the selection of Grant Thornton LLP as our Company’s independent auditors for the current fiscal year ending December 31, 2005 requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock, present in person, or by proxy, at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR 2005.

SHAREHOLDER PROPOSALS

     Shareholders who wish to include proposals for action at the Company’s 2006 annual meeting of shareholders in next year’s Proxy Statement must, in addition to other applicable requirements, cause their proposals to be received in writing by the Company at its address set forth on the first page of this Proxy Statement no later than January 9, 2006.

     In order for a member to bring other business before the Company’s 2006 annual meeting of shareholders, timely notice must be received by the Company’s Secretary no later than March 20, 2006. The notice must include a description of the proposed business, the reasons the shareholder believes support its position concerning the item and any other matters appropriate to the proposed business. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our Proxy Statement.

     Such proposals should be addressed to our Company’s Secretary and may be included in next year’s Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. Shareholders may also address any such proposals or other correspondence directly to the chairman of the Board of Directors and/or the Audit Committee chairman.

OTHER BUSINESS

     The Board of Directors knows of no other matters to come before the Meeting, other than those set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote all proxies given to them in accordance with their best judgment of such matters.

ANNUAL REPORT

     A copy of the Company’s Annual Report for the fiscal year ended December 31, 2004 is being mailed with this Proxy Statement to shareholders of record on April 8, 2005; however, such report is not incorporated herein and are not deemed to be a part of this proxy solicitation material.

ANNEX “A”

NATIONAL ENERGY GROUP, INC.

Audit Committee Charter

A.	General Statement

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the quality and integrity of the Company’s financial reports; the Company’s systems of internal controls regarding finance and accounting; and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee also functions as a special committee of independent directors to consider transactions in which the Company’s principal stockholder and its affiliates have an interest (“Affiliate Transactions”). The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective monitor of the Company’s financial reporting process and internal control systems.

•	Review and appraise the audit efforts of the Company’s independent accountants and internal auditing department.

•	Serve as an independent and objective monitor of Affiliate Transactions.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

B.	Composition, Qualification And Organization Of The Audit Committee

The Audit Committee shall be comprised of such number of members (the “Members”) as may be determined periodically by the Board. The initial membership of the Audit Committee shall consist of two Members and the membership shall be increased to three Members no later than the date of listing of the Company’s shares on an organized stock market (the “Listing Date”). Each Member shall be a director of the Company who is “independent” as that term is used in the Rules of the New York Stock Exchange applicable to Audit Committees of listed companies or, if the shares of the Company’s Common Stock are listed on another organized stock market, in accordance with the rules of that stock market. The Members shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become so within a reasonable period of time. On or before the Listing Date, at least one Member shall have accounting or related financial management experience, as the Board interprets such qualification in its business judgment. The Members shall be elected and serve annually and until their successors shall be duly elected and qualified. The Audit Committee may retain, at the Company’s expense, such special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties .

C.	Meetings

The Audit Committee shall meet quarterly and more often to the extent deemed desirable by its Members or the Board. The Audit Committee shall meet at least annually with the independent auditors and the financial management of the Company in independent, executive sessions and shall, at least annually, report the substance of such meetings to the Board.

D.	Coordination With Independent Auditors

The independent auditors for the Company are ultimately accountable to the Board and the Audit Committee. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors for the Company.

The Audit Committee shall ensure that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between such auditors and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any services rendered, directly or indirectly, to the Company, its officers and majority stockholder that may impact on the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of such auditors’ independence.

E.	Responsibilities And Duties

The responsibilities of the Audit Committee shall include the following oversight functions:

Audit Controls and Financial Reports.

1.	in consultation with management and the independent auditors, consideration of the integrity of the Company’s financial reporting processes and controls; discussion of significant financial risk exposures and the steps management has taken to monitor, control and report such exposures; and review of significant findings prepared by the independent auditors together with management’s response;

2.	the review with financial management and the independent auditors of the Company’s annual financial statements and any financial reports or other financial information submitted to any governmental body or the public by either the Company or its independent auditors and the review of the Forms 10-Q and 10-K prepared by the financial management and the independent auditors of the Company prior to their filing and release; discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 6; one member of the Audit Committee may represent the Audit Committee with respect to the review of quarterly data and at least two members of the Audit Committee shall review the Company’s Form 10-K prior to submission;

3.	review of any significant disagreement between management of the Company and the independent auditors in connection with the preparation of the financial reports of the Company and, prior to releasing the year-end earnings, discussion with the independent auditors of the matters required to be communicated to audit committees by AICPA SAS 61;

4.	on at least an annual basis, review of the engagement and performance of the independent auditors; review of the independent auditors’ audit plan, discussion of the scope of engagement, staffing, personnel succession, locations, reliance upon management, and

2

internal audit and general audit approach; recommendation to the Board of the selection, continued use of, or the discharge of the independent auditors; and review of the fees and other compensation to be paid by the Company to the independent auditors;

Affiliate Transaction Functions.

5.	review of the terms of Affiliate Transactions with respect to their fairness to the Company and its public stockholders;

Legal and Other Matters.

6.	on at least an annual basis, the review of, in conjunction with the Company’s counsel, any legal matter that would have a significant effect on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies;

7.	when appropriate or when requested by any member of the Board, the submission of minutes of its meetings and its recommendations to the Board at the Board’s meetings for review, approval and action, where and when necessary, and the submission, as and when required by the Securities and Exchange Commission (“SEC”) or by any stock market on which the Company’s securities are listed, of reports of the Audit Committee’s functions;

8.	compliance with the rules regarding audit committees of any stock market on which the Company’s securities are listed;

9.	at least annually, the review and reassessment of the adequacy of this Charter, the submission of this Charter to the Board for approval and, to the extent required by the rules of the SEC or of any stock market on which the Company’s securities are listed, its distribution to the Company’s stockholders;

10.	the preparation of an annual report of the Audit Committee to the Company’s stockholders to the extent required by the rules of the SEC or of any stock market on which the Company’s securities are listed, and the inclusion of the annual report in the Company’s proxy material; and

11.	the review of such other matters as the Audit Committee, in its discretion and with the advice of its advisers, believes are within the scope of the responsibilities imposed on the Committee by this Charter, the rules of the SEC or of any stock market on which the Company’s securities are listed, or by any statute, regulation or judicial decision.

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NATIONAL ENERGY GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 2, 2005

9:00 A.M.

Park Central Room
Radisson Hotel Central Dallas
6060 North Central Expressway
Dallas, TX 75206

NATIONAL ENERGY GROUP, INC. 4925 Greenville Avenue, Suite 1400 Dallas, TX 75206	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 2, 2005.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

Proxies containing no instructions will be voted ‘‘FOR’’ Items 1 and 2.

The undersigned, revoking any proxy heretofore given in connection with the stockholders’ meeting described below, hereby appoints Randall D. Cooley and Philip D. Devlin as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of National Energy Group, Inc. held of record by the undersigned on April 8, 2005, at the annual meeting of stockholders to be held on June 2, 2005 or any adjournment hereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Bob G. Alexander 02 Martin L. Hirsch 03 Robert H. Kite	04 Robert J. Mitchell 05 Jack G. Wasserman	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Grant Thornton LLP as independent auditors of National Energy Group, Inc.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN PROPOSAL 1, “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE DIRECTION OF THE PERSON VOTING THIS PROXY WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date ______________________________, 2005

Signature(s) in Box
Please sign below exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.